Exhibit 10.29
UNILIFE MEDICAL SOLUTIONS LIMITED
ABN 14 008 071 403
2009 SHARE PURCHASE PLAN TERMS AND
CONDITIONS

Unilife Medical Solutions Limited 2009 Share Purchase Plan
The Unilife Medical Solutions Limited 2009 Share Purchase Plan (SPP) being offered by Unilife Medical Solutions Limited (Unilife or the Company) provides Eligible Shareholders (refer to 2 below) with the opportunity to purchase additional shares in the Company without incurring brokerage and other transaction costs.
The Company has recently received commitments from sophisticated and professional investors in Australia and accredited investors in the United States of America for 37,749,209 shares to raise approximately A$32 million (Placement) from the placement of fully paid ordinary shares in the Company (Shares) at an issue price of A$0.85. The Company now wishes to extend an offer under the SPP to existing shareholders to allow them to acquire Shares at the same issue price of A$0.85.
Details of the offer and how to participate are set out below.
1. What is the timetable for the SPP?
The key dates for the SPP are set out below:

Date	Event

5.00pm on 9 October 2009	Record date for SPP

14 October 2009	SPP Opening Date

5.00pm on 30 October 2009	SPP Closing Date

12 November 2009	Allotment Date

16 November 2009	Despatch of holding statements

*	Note: All times referred to are Sydney time
The Company reserves the right to change the Closing Date or the proposed allotment date at any time by making an announcement to the ASX. The Company also reserves the right to terminate the SPP at any time prior to the issue of Shares pursuant to the SPP. If the Company terminates the SPP, it will refund application monies (without interest).
2. Who is an Eligible Shareholder?
Registered holders of shares in the Company at 5.00pm Sydney time on 9 October 2009 (Record Date) having a registered address in either Australia or New Zealand are eligible to participate in the SPP (Eligible Shareholders).
The Company has determined that the SPP may only be accepted by residents of Australia and New Zealand. This is due to regulations restricting the SPP offer to persons in places in which it is lawful and practical for the Company to offer and issue shares under the SPP, in the reasonable opinion of the Company. To the extent that you hold Shares on behalf of another person resident outside Australia or New Zealand, it is your responsibility to ensure that acceptance of the offer complies with all applicable laws.

3. Participation by single holders
If you are an Eligible Shareholder and you have received more than one offer under the SPP (for example, because you hold more than one shareholding under separate share accounts), you may not apply for more than 17,647 Shares under the SPP. This is because the maximum amount that may be raised by law under a share purchase plan from each eligible holder in any 12 month period is A$15,000. By applying for Shares under the SPP, you certify that you have not exceeded this limit. The Company reserves the right to reject any application for Shares where it believes there has not been compliance with this requirement.
4. Participation by joint holders
If two or more persons are recorded in the register of members as jointly holding Shares, they will be taken to be a single registered holder for the purposes of the SPP. Joint holders are only entitled to participate in the SPP in respect of that single holding.
5. Participation on behalf of beneficial owners by custodians, trustees or nominees
If you are a custodian, trustee or nominee within the definition of “custodian” in ASIC Class Order CO 09/425 (Custodian) and hold Shares on behalf of one or more persons (each a Participating Beneficiary), you may apply for up to a maximum of A$15,000 worth of Shares for each Participating Beneficiary, subject to providing a notice in writing to Unilife (the Custodian Certificate) certifying the following:
(a)	that you hold Shares on behalf of Participating Beneficiaries who have instructed you to apply for Unilife Shares on their behalf under the SPP;

(b)	the number of Participating Beneficiaries;

(c)	the name and address of each Participating Beneficiary;

(d)	the number of Unilife Shares that you hold on behalf of each Participating Beneficiary;

(e)	the number or dollar amount of Shares which each Participating Beneficiary has instructed you to apply for on their behalf;

(f)	that there are no Participating Beneficiaries in respect of which the total of the application price exceeds A$15,000 worth of Shares, calculated by reference to Shares applied for by you as Custodian on their behalf under the SPP, as a result of an instruction given by them to you as Custodian to apply for Shares on their behalf; and

(g)	any such additional or varied information as might be required under any more specific ASIC relief that might be granted to Unilife in relation to the SPP.
For the purposes of ASIC Class Order CO 09/425 you are a “custodian” if you are a registered holder that:
(a)	holds an Australian financial services licence that:
(i)	covers the provision of a “custodial or depository service” (as defined in section 766E of the Corporations Act); or

(ii)	includes a condition requiring the holder to comply with ASIC Class Order CO 02/294; or

(b)	is exempt under:
(i)	paragraph 7.6.01(1)(k) of the Corporations Regulations 2001; or

(ii)	under ASIC Class Order CO 05/1270 to the extent that it relates to ASIC Class Order CO 03/184, from the requirement to hold an Australian financial services licence for the provision of a custodial or depository service.
If you hold Shares as a trustee, custodian or nominee for another person, but are not a Custodian as defined above, you cannot participate for beneficiaries in the manner described above. In this case, the rules for multiple single holdings (above) apply.
Custodians who wish to apply on behalf of more than one Participating Beneficiary should contact Computershare Investor Services Pty Limited on +61 3 9415 4647.
6. Are Eligible Shareholders required to participate in the SPP?
No. Participation in the SPP is entirely optional. The offer to acquire Shares under the SPP is not a recommendation to acquire shares or financial product advice.
Before deciding on whether to participate in the SPP, you should consider the Company’s latest financial statements and recent announcements to ASX (ASX code: UNI) and, if you are in any doubt, consult your independent financial and taxation advisers.
7. What are the Shares being offered under the SPP?
Shares issued under the SPP are fully paid ordinary shares in the Company which will rank equally in all respects with the existing fully paid ordinary shares of the Company, carrying the same voting rights, dividend rights and other entitlements.
8. What is the issue price?
The issue price for each Share under the SPP is A$0.85. This price is the same price at which shares were offered under the recent Placement and is approximately 31.5% lower than the volume weighted average market price of the Company’s Shares as traded on ASX over the last 5 days on which sales in the Company’s Shares were recorded before the SPP was announced on 7 October 2009.
You should note that the Share price may rise or fall between the date of this offer and the date when Shares are allotted and issued to you under the SPP. This means that the price you pay per Share pursuant to this offer may be either higher or lower than the Share price at the time of the offer or at the time the Shares are issued and allotted to you under the SPP.
9. How much can you invest under the SPP?
Eligible Shareholders may apply under one of the alternatives below:
•	1,500 Shares at an aggregate purchase price of A$1,275.00;

•	6,000 Shares at an aggregate purchase price of A$5,100.00;

•	12,000 Shares at an aggregate purchase price of A$10,200.00; or

•	17,647 Shares at an aggregate purchase price of A$14,999.95.

The offer under the SPP needs to comply with the limit in ASIC Class Order CO 09/425. Under this class order, Eligible Shareholders may only acquire a maximum of A$15,000 worth of Shares under a share purchase plan in any 12-month period. This means that Eligible Shareholders must not acquire more than A$15,000 worth of Shares, in aggregate, under this SPP. These limitations apply even if you receive more than one Application Form or if you hold Shares in more than one capacity, e.g. if you are both a sole and joint holder of Shares as described above.
10. Applications may be scaled back
The maximum number of Shares to be issued under the SPP is intended to be 11,764,705 (raising up to A$10 million). If subscriptions under the SPP exceed A$10 million, the Company may scale back applications received under the SPP. If applications are scaled back, any excess application monies will be refunded without interest.
However, if applications are received for in excess of A$10 million, the Board retains the discretion to issue more than 11,764,705 Shares to satisfy all or part of such applications, subject to a maximum number of Shares equal to 30% of the issued share capital of the Company at the date of issue.
11. How do I apply for shares under the SPP?
You may apply for Shares by:
•	completing the enclosed Application Form and returning it together with your cheque, bank draft or money order drawn on an Australian bank and in Australian dollars to the Company’s Share Registry in accordance with the instructions on the Application Form; or

•	by making a BPAY® payment using the customer reference number shown on your Application Form, in which case you do not need to return your Application Form.
Please do not forward cash. Receipts for payment will not be issued. Applications must be received by 5.00pm (Sydney time) on 30 October 2009. Applications received after that time will not be accepted.
Applications and payments under the SPP may not be withdrawn once they have been received by Unilife. Application money will not bear interest as against Unilife under any circumstances.
Please read the enclosed SPP Application Form for further details of how to apply for Shares under the SPP.
If you apply to participate in the SPP by submitting a BPAY® payment or completing and returning the Application Form, you will be deemed to have represented on behalf of each person on whose account you are acting that:
(a)	you are an Eligible Shareholder;

(b)	you acknowledge that the Shares have not, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdictions in the United States, or in any other jurisdiction outside Australia or New Zealand, and accordingly, the Shares may not be offered, sold or otherwise transferred except in accordance with an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws; and

(c)	you have not and will not send any materials relating to the SPP to any person in the United States or that is, or is acting for the account or benefit of, a US Person.
By accepting an offer to acquire Shares under the SPP, you agree to be bound by these SPP Terms and Conditions and by Unilife’s’ constitution.
12. Can the offer under the SPP be transferred to a third party?
No. The offer is non-renounceable and cannot be transferred to any other person.

13. Is the SPP underwritten?
No, the SPP will not be underwritten. However, to the extent that less than A$10 million is raised from Eligible Shareholders under the SPP, YBR Securities Pty Limited has been appointed to place any such shortfall in subscriptions. Based on the level of support received from sophisticated and professional investors under the recent Placement, YBR Securities Pty Limited has indicated to the Company that it is confident of being able to place the full amount of any shortfall that may arise under the SPP.
14. Certification by Eligible Shareholders
By submitting the Application Form (together with a cheque, bank draft or money order) or making a BPAY® payment, you certify that the aggregate of the application price paid by you for:
(a)	the Shares the subject of such Application Form; and

(b)	any other Shares applied for by you, or which you have instructed a Custodian to acquire on your behalf, under the SPP or any similar offer by the Company, does not exceed A$15,000, unless you are applying as a custodian on behalf of one or more Participating Beneficiaries.
The A$15,000 limit applies irrespective of the number of Shares you hold on the Record Date. Unilife reserves the right, and in certain circumstances may be required by ASIC Class Order CO 09/425 or other conditions, to reject any application for Shares under the SPP to the extent it considers, or is reasonably satisfied, that the application (whether alone or in conjunction with other applications) does not comply with these requirements.
15. Will I receive notification of my allotment?
Yes. You will be sent a holding statement or confirmation of allotment on or around 16 November 2009.
16. When can I sell shares purchased under the SPP?
Shares issued under the SPP may be sold or transferred on ASX at any time after quotation, which is expected to commence on or around 12 November 2009.
17. Foreign securities restrictions
As noted above, the SPP is only being extended to shareholders with a registered address in Australia or New Zealand. This document (and the accompanying Application Form) does not constitute an offer of securities in Unilife in any jurisdiction in which such an offer would be illegal.
To the extent that a shareholder holds Shares on behalf of another person resident outside Australia or New Zealand, it is that shareholder’s responsibility to ensure that any acceptance complies with all applicable foreign laws.
Neither this document nor the Application Form constitutes an offer of securities in the United States or to, or for the account or benefit of any US person.
The Shares to be issued under this SPP have not been and will not be registered under the US Securities Act of 1933, as amended (the Securities Act), or the securities laws of any state or other jurisdiction of the United States.
In order to comply with relevant securities laws, the Shares to be issued under this SPP may not be offered to shareholders located in the “United States” or to shareholders who are, or who are acting for the account or benefit of, “US persons”. As used herein, the terms “United States” and “US persons” are as defined in Regulation S under the Securities Act.

Because of these legal restrictions, you must not send copies of the SPP Terms and Conditions or any other material relating to the SPP to any person resident in the United States or any person who is, or is acting for the account or benefit of, “US persons”.
Consistent with the warranties contained in these SPP Terms and Conditions and the accompanying Application Form, you may not submit any completed Application Forms for any person resident in the United States or who is, or is acting for the account or benefit of, “US persons”. Failure to comply with these restrictions may result in violations of applicable securities laws.
18. Class Order compliance
This offer of securities under the SPP is made in accordance with ASIC Class Order CO 09/425 which grants relief from the requirement to prepare a prospectus for the offer of the Shares under the SPP.
19. Withdrawal, suspension, termination, anomalies and disputes
Unilife reserves the right to waive strict compliance with any provision of these terms and conditions, to amend or vary these terms and conditions and to suspend or terminate the SPP at any time. Any such amendment, variation, suspension or termination will be binding on all Eligible Shareholders even where Unilife does not notify you of that event. Unilife may make determinations in any manner it thinks fit, including in relation to any difficulties, anomalies or disputes which may arise in connection with or by reason of the operation of the SPP, whether generally or in relation to any participant or application. Any determinations by Unilife will be conclusive and binding on all Eligible Shareholders and other persons to whom the determination relates.
20. Governing law
This offer is governed by the law in force in New South Wales. By accepting this offer, you submit to the non-exclusive jurisdiction of the courts of New South Wales.
21. Contact us
If you have any questions about the SPP, please call the Unilife Shareholder Information Line on 1800 243 240 (in Australia) or +61 2 8256 3371 (from outside Australia).